Exhibit 99.1

Headquarters 3000 Riverchase Galleria Suite 1700 Birmingham, AL 35244 USA

www.walterenergy.com

Press Release

Walter Energy Announces Second Quarter 2012 Results

•                  Revenues of $678 Million; EPS of $0.51

•                  Operating Income of $68 Million; EBITDA of $145 Million

•                  EPS of $0.43 from Continuing Operations; EBITDA of $137 Million from Continuing Operations

•                  Metallurgical Coal Production of 2.91 Million Metric Tons

•                  Metallurgical Coal Sales of 2.84 Million Metric Tons

BIRMINGHAM, Ala. — Aug. 1, 2012 —  Walter Energy Inc. (NYSE: WLT) (TSX: WLT), the world’s leading, publicly traded “pure-play” producer of metallurgical (met) coal for the global steel industry, today announced results for the second quarter ended June 30, 2012.

For the second quarter 2012, revenues were $678 million as compared with $632 million in the first quarter and $771 million in the second quarter of 2011. Operating income in the second quarter was $68 million as compared with $84 million in the first quarter and $164 million in the second quarter of 2011. Net income for the quarter was $32 million or $0.51 per diluted share, $27 million or $0.43 per diluted share from continuing operations, compared with $41 million or $0.65 per diluted share in the first quarter, and $114 million or $1.83 per diluted share in the second quarter of 2011. The second quarter included a $5.2 million gain net of tax from the sale of a discontinued operation.

“Our metallurgical coal products continued to provide solid results,” said Walt Scheller, Chief Executive Officer. “Metallurgical coal production of 2.91 million metric tons was in-line with our expectations and was achieved while further improving our safety record. Our overall costs were flat when compared with the first quarter, as improvements in the cost performance of hard coking coal production were mitigated by higher costs in producing low-vol PCI. We remain cautious for the outlook of the global economy and are focusing on cost reductions, restraining discretionary capital spending and stringently managing cash flow.”

	Q2 2012		Q1 2012	Q2 2011
Revenues (millions)	$678		$632	$771
Operating Income (millions)	$68		$84	$164
Net Income (millions)	$32		$41	$114
Reported EPS — Diluted	$0.51		$0.65	$1.83
Average Shares — Diluted (millions)	62.8		62.7	62.7
EBITDA (millions)	$145	*	$144	$261
Met Coal Sales (MMTs)**	2.84		2.37	2.67
Met Coal Production (MMTs)	2.91		2.96	2.49

*           EBITDA from continuing operations of $137 million, excluding a $8.3 million gain on the sale of a discontinued operation

** Million metric tons

Metallurgical Sales Volume and Pricing

Second quarter 2012 met coal sales volume, including both hard coking coal (HCC) and low-volatility (vol) PCI, was a record 2.84 MMTs, an increase of 20 percent over first quarter sales volume of 2.37 MMTs. HCC sales volume was 2.29 MMTs, an increase of 23 percent compared with 1.86 MMTs in the first quarter 2012. PCI sales volume was 0.55 MMTs, up from 0.51 MMTs in the prior quarter.

The average second quarter 2012 selling price of low-vol and mid-vol HCC was $201 per MT, 11 percent lower than the first quarter. The average second quarter selling price for low-vol PCI was $164 per MT, a decrease of 13 percent from the first quarter.

Metallurgical Coal Production

Consolidated met coal production was 2.91 MMTs in the second quarter of 2012, comprised of 2.19 MMTs of hard coking coal or 75% of met production, and 720 thousand MTs of low-vol PCI coal or 25% of met production.

Cash Costs

The consolidated cash cost for HCC was $115 per MT in the second quarter, as compared with $116 per MT in the first quarter 2012.  In the U.S. operations, the cash cost of HCC decreased to $107 per MT compared with $110 per MT the prior quarter. In the Canadian and U.K. operations, the cash cost of HCC was $144 per MT in the second quarter of 2012, down from $145 per MT in the first quarter 2012.

The cash cost for low-vol PCI was $218 per MT in the second quarter compared with $208 per MT in the first quarter as a result of higher mining waste removal volumes at the Brule PCI mine. The cash cost at the Willow Creek mine decreased to $259 per MT in the second quarter from $449 in the first quarter, and Willow Creek production increased from 120 thousand MTs in the first quarter to 154 thousand MTs in the second quarter.

Capital Expenditures

The Company’s capital expenditures for the second quarter were $125 million and were $246 million for the first six months of 2012. The Company has reduced its planned 2012 capital spending to approximately $400 million from our initial plan of nearly $500 million.

2012 Production Guidance

The Company continues to forecast full-year 2012 met coal production between 11.5 and 13.0 MMTs, of which an estimated 75 percent to 80 percent will be HCC and the remainder will be low-vol PCI.

Liquidity

At the end of the second quarter 2012, available liquidity was $396 million, consisting of cash and cash equivalents of $129 million plus $267 million of availability under the Company’s $375 million revolving credit facility. The Company repaid $100 million in aggregate of its term loan A and B obligations in the second quarter.

Safety and Stewardship Highlights

Walter Energy’s U.S. operations reduced its total recordable injury rate by 34 percent in the second quarter of 2012 compared with the same period last year. Canadian and U.K. operations reduced their total reportable injury rate by 26 percent compared with the same period last year.

The Company is also pleased to announce that it received a Vision Award from the League of American Communications Professionals (LACP) in July for its 2011 Annual Report. In the annual report competition, Walter Energy rated Gold in a tie for second place in the energy sector for firms in the $1 billion to $10 billion revenue category.

Use of Non-GAAP Measures

This release contains the use of certain U.S. non-GAAP (Generally Accepted Accounting Principles) measures. These non-GAAP measures are provided as supplemental information for financial measures prepared in accordance with GAAP. Management believes that these non-GAAP measures provide additional insights into the performance of the Company, and they reflect how management analyzes Company performance and compares that performance against other companies. A reconciliation of non-GAAP to GAAP measures is provided in the financial section of this release.

Conference Call Webcast

The Company will hold a webcast to discuss second quarter 2012 results on Thursday, August 2, 2012, at 9 a.m. ET. To listen to the live event, visit www.walterenergy.com.

About Walter Energy

Walter Energy is the world’s leading, publicly traded “pure-play” metallurgical coal producer for global industry with strategic access to high-growth steel markets in Asia, South America and Europe. The Company also produces thermal coal, anthracite, metallurgical coke and coal bed methane gas. Walter Energy employs approximately 4,400 employees and contractors with operations in the United States, Canada and United Kingdom. For more information about Walter Energy, please visit www.walterenergy.com.

Safe Harbor Statement

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and may involve a number of risks and uncertainties. Forward-looking statements are based on information available to management at the time, and they involve judgments and estimates. Forward-looking statements include expressions such as “believe,” “anticipate,” “expect,” “estimate,” “intend,” “may,” “plan,” “predict,” “will,” and similar terms and expressions. These forward-looking statements are made based on expectations and beliefs concerning future events affecting us and are subject to various risks, uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control, that could cause our actual results to differ materially from those matters expressed in or implied by these forward-looking statements. The following factors are among those that may cause actual results to differ materially from our forward-looking statements: the market demand for coal, coke and natural gas as well as changes in pricing and costs; the availability of raw material, labor, equipment and transportation; changes in weather and geologic conditions; changes in extraction costs, pricing and assumptions and projections concerning reserves in our mining operations; changes in customer orders; pricing actions by our competitors, customers, suppliers and contractors; changes in governmental policies and laws, including with respect to safety enhancements and environmental initiatives; availability and costs of credit, surety bonds and letters of credit; and changes in general economic conditions. Forward-looking statements made by us in this release, or elsewhere, speak only as of the date on which the statements were made. See also the “Risk Factors” in our 2011 Annual Report on Form 10-K and subsequent filings with the SEC, which are currently available on our website at www.walterenergy.com. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect us or our anticipated results. We have no duty to, and do not intend to, update or revise the forward-looking statements in this release, except as may be required by law. In light of these risks and uncertainties, readers should keep in mind that any forward-looking statement made in this press release may not occur. All data presented herein is as of the date of this release unless otherwise noted.

WALTER ENERGY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE INCOME

($ in thousands, except per share and share amounts)

Unaudited

	For the three months
	ended June 30,
	2012	Recast 2011(1)
Revenues:
Sales	$668,605	$764,587
Miscellaneous income	8,969	6,284
	677,574	770,871

Costs and expenses:
Cost of sales (exclusive of depreciation and depletion)	486,084	466,074
Depreciation and depletion	74,459	72,470
Selling, general and administrative (2)	35,845	57,521
Postretirement benefits	13,213	10,343
	609,601	606,408

Operating income	67,973	164,463
Interest expense	(31,104)	(32,047)
Interest income	341	160
Other income (loss) (3)	(5,919)	24,503
Income from continuing operations before income tax expense	31,291	157,079
Income tax expense (4)	4,535	42,626
Income from continuing operations	26,756	114,453
Income from discontinued operations (5)	5,180	—
Net Income	$31,936	$114,453

Basic income per share:
Income from continuing operations	$0.43	$1.84
Income from discontinued operations	0.08	—
Net Income	$0.51	$1.84

Weighted average number of shares outstanding	62,537,177	62,312,691

Diluted income per share:
Income from continuing operations	$0.43	$1.83
Income from discontinued operations	0.08	—
Net Income	$0.51	$1.83

Weighted average number of diluted shares outstanding	62,780,225	62,706,063

Comprehensive income	$30,637	$101,722

(1)             Certain previously reported three months ended June 30, 2011 balances have been recast to reflect the effects of finalizing the allocation of the Western Coal purchase price during the 2012 first quarter.  Previously reported net income increased by $7.1 million and diluted earnings per share increased by $0.12 per share.

(2)             The 2011 second quarter includes $7.2 million of costs associated with the acquisition of Western Coal.

(3)             The 2012 second quarter includes losses on the remeasurement to fair value of equity investments. The 2011 second quarter includes a gain recognized on April 1, 2011 of $20.6 million as a result of remeasuring to fair value Western Coal shares acquired from Audley Capital in January 2011.

(4)             The provision for income taxes in the second quarter of 2012 at a rate of 14.5% is based on an estimated effective annual tax rate for the year as compared to 27.1% for the second quarter of 2011. The effective tax rate for the second quarter of 2012 is lower than the second quarter 2011 tax rate, primarily due to a larger favorable impact of percentage depletion and the change in the geographical mix of foreign income and losses.

(5)             Discontinued operations includes the gain on the sale of our closed Kodiak operations, net of tax.

WALTER ENERGY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE INCOME

($ in thousands, except per share and share amounts)

Unaudited

	For the six months
	ended June 30,
	2012	Recast 2011(1)
Revenues:
Sales	$1,295,903	$1,171,162
Miscellaneous income	13,234	8,443
	1,309,137	1,179,605

Costs and expenses:
Cost of sales (exclusive of depreciation and depletion)	917,618	684,534
Depreciation and depletion	140,952	100,828
Selling, general and administrative (2)	72,092	89,403
Postretirement benefits	26,426	20,610
	1,157,088	895,375

Operating income	152,049	284,230
Interest expense	(59,171)	(35,603)
Interest income	618	316
Other income (loss) (3)	(12,912)	24,503
Income from continuing operations before income tax expense	80,584	273,446
Income tax expense (4)	13,212	77,180
Income from continuing operations	67,372	196,266
Income from discontinued operations (5)	5,180	—
Net Income	$72,552	$196,266

Basic income per share:
Income from continuing operations	$1.08	$3.36
Income from discontinued operations	0.08	—
Net Income	$1.16	$3.36

Weighted average number of shares outstanding (6)	62,502,508	58,389,805

Diluted income per share:
Income from continuing operations	$1.08	$3.34
Income from discontinued operations	0.08	—
Net Income	$1.16	$3.34

Weighted average number of diluted shares outstanding (6)	62,758,532	58,759,784

Comprehensive income	$75,918	$196,192

(1)             Includes the results of Western Coal since the April 1, 2011 date of acquisition. Certain previously reported six months ended June 30, 2011 balances have been recast to reflect the effects of finalizing the allocation of the Western Coal purchase price during the 2012 first quarter.  Previously reported net income increased by $7.1 million and diluted earnings per share increased by $0.12 per share.

(2)             The 2011 period includes $17.1 million of costs associated with the acquisition of Western Coal.

(3)             The 2012 period includes losses on the sale and remeasurement to fair value of equity investments. The 2011 period includes a gain recognized on April 1, 2011 of $20.6 million as a result of remeasuring to fair value Western Coal shares acquired from Audley Capital in January 2011.

(4)             The provision for income taxes for the 2012 period at a rate of 16.4% is based on an estimated effective annual tax rate for the year as compared to 28.2% for the 2011 period. The effective tax rate for 2012 is lower than the 2011 tax rate, primarily due to a larger favorable impact of percentage depletion and the change in the geographical mix of foreign income and losses.

(5)             Discontinued operations includes the gain on the sale of our closed Kodiak operations, net of tax.

(6)             The 2011 period weighted average number of shares outstanding includes the issuance of 8,951,558 common shares on April 1, 2011 in connection with the acquisition of Western Coal.

WALTER ENERGY, INC. AND SUBSIDIARIES

RESULTS BY OPERATING SEGMENT

($ in thousands)

Unaudited

	For the three months		For the six months
	ended June 30,		ended June 30,
	2012	Recast 2011(1)	2012	Recast 2011(1)

REVENUES:
U.S. Operations	$466,761	$511,080	$918,911	$919,016
Canadian and U.K. Operations	209,645	259,218	387,996	259,218
Other	1,168	573	2,230	1,371
Revenues	$677,574	$770,871	$1,309,137	$1,179,605

OPERATING INCOME (LOSS):
U.S. Operations	$107,245	$173,133	$214,226	$312,106
Canadian and U.K. Operations	(24,679)	18,800	(38,234)	18,800
Other (2)	(14,593)	(27,470)	(23,943)	(46,676)
Operating income	$67,973	$164,463	$152,049	$284,230

DEPRECIATION AND DEPLETION:
U.S. Operations	$43,704	$39,035	$85,846	$67,204
Canadian and U.K. Operations	30,535	33,243	54,671	33,243
Other	220	192	435	381
Depreciation and Depletion	$74,459	$72,470	$140,952	$100,828

CAPITAL EXPENDITURES:
U.S. Operations	$43,851	$40,972	$79,963	$85,108
Canadian and U.K. Operations	78,177	51,411	162,357	51,411
Other	3,183	(259)	3,736	(102)
Capital Expenditures	$125,211	$92,124	$246,056	$136,417

(1)         Includes the results of Western Coal since the April 1, 2011 date of acquisition. Certain previously reported three and six months ended June 30, 2011 balances have been recast to reflect the effects of finalizing the allocation of the Western Coal purchase price during the 2012 first quarter.

(2)         Amounts for the three and six months ended June 30, 2011 include $7.2 million and $17.1 million, respectively, of costs associated with the April 1, 2011 acquisition of Western Coal.

WALTER ENERGY, INC. AND SUBSIDIARIES

QUARTERLY STATISTICAL RESULTS BY OPERATING SEGMENT AND MAJOR PRODUCT

(Ton information in thousand metric tons and dollars in USD)

Consolidated Statistical Information by Major Product

	3 months ended June 30, 2012	3 months ended June 30, 2011, Recast (1)	3 months ended March 31, 2012
Total Metallurgical
Sales Metric Tons	2,842	2,667	2,367
Production Metric Tons	2,910	2,491	2,964
Average Net Selling Price	$193.31	$233.28	$217.95
Average Cash Cost per Ton (2)(3)	$135.15	$118.01	$136.04

Hard Coking
Sales Metric Tons	2,290	2,023	1,857
Production Metric Tons	2,190	1,996	2,378
Average Net Selling Price	$200.50	$241.82	$226.21
Average Cash Cost per Ton (2)(3)	$115.29	$110.11	$116.35

Low Vol PCI
Sales Metric Tons	552	645	510
Production Metric Tons	720	495	586
Production Metric Tons - Willow Creek (4)	154	178	120
Production Metric Tons - All other	566	317	466
Average Net Selling Price	$163.51	$206.48	$187.91
Average Cash Cost per Ton (2)(3)	$217.50	$142.79	$207.70
Average Cash Cost per Ton - Willow Creek (2)(3)(4)	$258.86	$142.57	$448.87
Average Cash Cost per Ton - All other (2)(3)	$203.32	$142.94	$159.16

Thermal
Sales Metric Tons	891	1,041	807
Production Metric Tons	925	914	847
Average Net Selling Price	$69.40	$74.93	$72.78
Average Cash Cost per Ton (2)(3)	$66.17	$76.66	$79.87

US Segment Statistical Information by Major Product

	3 months ended June 30, 2012	3 months ended June 30, 2011, Recast (1)	3 months ended March 31, 2012
Hard Coking
Sales Metric Tons	1,784	1,546	1,535
Production Metric Tons	1,724	1,648	1,969
Average Net Selling Price	$194.10	$239.02	$221.22
Average Cash Cost per Ton (2)(3)	$107.15	$98.06	$110.33

Thermal
Sales Metric Tons	871	1,014	782
Production Metric Tons	908	881	816
Average Net Selling Price	$68.11	$73.80	$71.27
Average Cash Cost per Ton (2)(3)	$65.33	$69.77	$78.87

Canada and UK Segment Statistical Information by Major Product

	3 months ended June 30, 2012	3 months ended June 30, 2011, Recast (1)	3 months ended March 31, 2012
Total Metallurgical
Sales Metric Tons	1,058	1,121	832
Production Metric Tons	1,187	842	994
Average Net Selling Price	$191.99	$225.36	$211.92
Average Cash Cost per Ton (2)(3)	$182.34	$145.53	$183.49

Hard Coking
Sales Metric Tons	506	476	322
Production Metric Tons	466	347	408
Average Net Selling Price	$223.06	$250.92	$250.02
Average Cash Cost per Ton (2)(3)	$143.98	$149.23	$145.09

Low Vol PCI
Sales Metric Tons	552	645	510
Production Metric Tons	720	495	586
Production Metric Tons - Willow Creek (4)	154	178	120
Production Metric Tons - All other	566	317	466
Average Net Selling Price	$163.51	$206.48	$187.91
Average Cash Cost per Ton (2)(3)	$217.50	$142.79	$207.70
Average Cash Cost per Ton - Willow Creek (2)(3)(4)	$258.86	$142.57	$448.87
Average Cash Cost per Ton - All other (2)(3)	$203.32	$142.94	$159.16

Thermal
Sales Metric Tons	20	27	25
Production Metric Tons	17	33	30
Average Net Selling Price	$126.61	$117.45	$120.96
Average Cash Cost per Ton (2)(3)	$103.40	$337.01	$111.86

(1)         Certain previously reported three months ended June 30, 2011 statistical information have been recast to reflect the effects of finalizing the allocation of the Western Coal purchase price during the 2012 first quarter.

(2)         Average Cash Cost per Ton is based on reported Cost of Sales and includes items such as freight, royalties, manpower, fuel and other similar production and sales cost items but excludes depreciation, depletion and post retirement benefits. Average Cash Cost per Ton is a non-GAAP financial measure which is not calculated in conformity with U.S. Generally Accepted Accounting Principles (GAAP) and should be considered supplemental to, and not as a substitute or superior to financial measures calculated in conformity with GAAP. We believe Cash Cost per Ton is a useful measure as our management uses that as a measure of performance and we believe it aids some investors and analysts in comparing us against other companies to help analyze our current and future potential performance.

(3)         Reconciliation of Cash Cost per Ton to Cost of Sales as disclosed (in thousands USD):

	3 months ended June 30, 2012 Actual	3 months ended June 30, 2011 Actual, Recast (1)	3 months ended March 31, 2012 Actual
Cash Costs as calculated from above (sales tons times average cash cost per ton)	$443,023	$394,563	$386,493
Cash Costs of other products	43,061	44,276	45,041
Purchase Accounting One-Time Effects on Cost of Sales	—	27,235	—
Total Cost of Sales	$486,084	$466,074	$431,534

(4)         Production and Average Cash Cost per Ton for our Willow Creek mining operations are separately provided for the current quarter as the Willow Creek mine is in the development stage and is experiencing higher average cash cost per ton than the other Canada mines.

WALTER ENERGY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

($ in thousands)

Unaudited

	As of
		Recast
	June 30,	December 31,
	2012 (1)	2011(1)
ASSETS
Cash and cash equivalents	$128,680	$128,430
Receivables, net	194,217	313,343
Inventories	316,505	240,437
Deferred income taxes	56,645	61,079
Prepaid expenses	63,733	49,974
Other current assets	36,928	45,649
Total current assets	796,708	838,912
Mineral interests, net	3,010,448	3,056,258
Property, plant and equipment, net	1,739,506	1,631,333
Deferred income taxes	106,848	109,300
Goodwill	1,066,754	1,066,754
Other long-term assets	134,891	153,951
TOTAL ASSETS	$6,855,155	$6,856,508

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current debt	$49,890	$56,695
Accounts payable	155,524	112,661
Accrued expenses	233,749	229,067
Accumulated postretirement benefits obligation	28,181	27,247
Other current liabilities	45,885	63,757
Total current liabilities	513,229	489,427
Long-term debt	2,206,866	2,269,020
Deferred income taxes	1,007,065	1,029,336
Accumulated postretirement benefits obligation	556,758	550,671
Other long-term liabilities	370,908	381,537
TOTAL LIABILITIES	4,654,826	4,719,991
STOCKHOLDERS’ EQUITY	2,200,329	2,136,517
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$6,855,155	$6,856,508

(1)         The December 31, 2011 balance sheet has been recast to reflect the effects of finalizing the allocation of the Western Coal purchase price during the 2012 first quarter. Retained earnings, a component of stockholders’ equity, was increased by $14.4 million, primarily due to a decrease in mineral interests depletion net of income tax expense related to 2011.

WALTER ENERGY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

FOR THE SIX MONTHS ENDED JUNE 30, 2012

($ in thousands, except per share amounts)

Unaudited

					Accumulated
			Capital in		Other
		Common	Excess of	Retained	Comprehensive
	Total	Stock	Par Value	Earnings	Income (Loss)

Balance at December 31, 2011, recast (1)	$2,136,517	$624	$1,620,430	$744,939	$(229,476)

Net income	72,552			72,552
Other comprehensive income, net of tax	3,366				3,366
Stock issued upon the exercise of stock options	122	1	121
Dividends paid, $0.25 per share	(15,618)			(15,618)
Stock-based compensation	3,224		3,224
Excess tax benefits from stock-based compensation arrangements	877		877
Other	(711)	—	—	(711)
Balance at June 30, 2012	$2,200,329	$625	$1,624,652	$801,162	$(226,110)

(1)         Retained earnings as of December 31, 2011 has been recast to reflect the effects of finalizing the allocation of the Western Coal purchase price. The balance was increased by $14.4 million primarily due to a decrease in mineral interests depletion net of income tax expense related to 2011.

WALTER ENERGY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

($ in thousands)

Unaudited

	For the six months ended June 30,
	2012	Recast 2011(1)

OPERATING ACTIVITIES
Net income	$72,552	$196,266
Less income from discontinued operations	(5,180)	—
Income from continuing operations	67,372	196,266

Adjustments to reconcile net income to net cash flows provided by (used in) operating activities:

Depreciation and depletion	140,952	100,828
Deferred income tax credit	(18,894)	(11,121)
Gain on investment in Western Coal Corp.	—	(20,553)
Other	18,360	10,247

Decrease (increase) in current assets, net of effect of business acquisitions:
Receivables	113,203	(41,571)
Inventories	(66,213)	38,076
Prepaid expenses and other current assets	(22,095)	30

Increase (decrease) in current liabilities, net of effect of business acquisitions:
Accounts payable	81,684	(29,612)
Accrued expenses and other current liabilities	(5,807)	36,769
Cash flows provided by operating activities	308,562	279,359

INVESTING ACTIVITIES
Additions to property, plant and equipment	(246,056)	(136,417)
Acquisition of Western Coal Corp., net of cash acquired	—	(2,432,693)
Proceeds from sales of investments	12,228	—
Other	582	5,286
Cash flows used in investing activities	(233,246)	(2,563,824)

FINANCING ACTIVITIES
Proceeds from issuance of debt	—	2,350,000
Borrowings under revolving credit agreement	112,350	41,461
Repayments on revolving credit agreement	(63,341)	(20,725)
Retirements of debt	(118,003)	(153,310)
Dividends paid	(15,618)	(14,434)
Debt issuance costs	—	(80,027)
Other	288	1,766
Cash flows provided by (used in) financing activities	(84,324)	2,124,731
Cash flows used in continuing operations	(9,008)	(159,734)

CASH FLOWS FROM DISCONTINUED OPERATIONS
Cash flows provided by investing activities	9,500	—

EFFECT OF FOREIGN EXCHANGE RATES ON CASH	(242)	—

Net increase (decrease) in cash and cash equivalents	$250	$(159,734)

Cash and cash equivalents at beginning of period	$128,430	$293,410
Add: Cash and cash equivalents of discontinued operations at beginning of period	—	535
Net increase (decrease) in cash and cash equivalents	250	(159,734)
Cash and cash equivalents at end of period	$128,680	$134,211

(1)         Includes the results of Western Coal since the April 1, 2011 date of acquisition. Certain previously reported six months ended June 30, 2011 balances have been recast to reflect the effects of finalizing the allocation of the Western Coal purchase price during the 2012 first quarter.

WALTER ENERGY, INC. AND SUBSIDIARIES

SUPPLEMENTAL INFORMATION

Unaudited

RECONCILIATION OF EBITDA TO AMOUNTS REPORTED UNDER US GAAP:

	For the three months ended		For the six months ended
	June 30,		June 30,
($ in thousands)	2012	Recast 2011(1)	2012	Recast 2011(1)

Income from continuing operations	$26,756	$114,453	$67,372	$196,266
Add interest expense	31,104	32,047	59,171	35,603
Less interest income	(341)	(160)	(618)	(316)
Add income tax expense	4,535	42,626	13,212	77,180
Add depreciation and depletion expense	74,459	72,470	140,952	100,828
Earnings from continuing operations before interest, income taxes, and depreciation and depletion (EBITDA from continuing operations) (2)	136,513	261,436	280,089	409,561
Add gain from discontinued operations, gross of tax ($3.1 million)	8,282	—	8,282	—
Earnings before interest, income taxes, and depreciation and depletion (EBITDA) (3)	$144,795	$261,436	$288,371	$409,561

(1)         Includes the results of Western Coal since the April 1, 2011 date of acquisition. Certain previously reported three and six months ended June 30, 2011 balances have been recast to reflect the effects of finalizing the allocation of the Western Coal purchase price during the 2012 first quarter.

(2)         EBITDA from continuing operations is defined as earnings excluding discontinued operations before interest expense, interest income, income taxes, and depreciation and depletion expense.

(3)         EBITDA is defined as earnings before interest expense, interest income, income taxes, and depreciation and depletion expense. EBITDA is a financial measure which is not calculated in conformity with U.S. Generally Accepted Accounting Principles (GAAP) and should be considered supplemental to, and not as a substitute or superior to financial measures calculated in conformity with GAAP. We believe that EBITDA is a useful measure as some investors and analysts use EBITDA to compare us against other companies and to help analyze our ability to satisfy principal and interest obligations and capital expenditure needs. EBITDA may not be comparable to similarly titled measures used by other entities.

Contact:

Paul Blalock

Vice President - Investor Relations

205.745.2627

paul.blalock@walterenergy.com